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                                                                    Exhibit 12.1



         Statement of Computation of Ratio of Earnings to Fixed Charges


                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)


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
                                                                               Year Ended December 31,
                                                  --------------------------------------------------------------------
                                                     1997           1998          1999          2000         2001
                                                   --------       --------      --------      --------   -------------
Earnings:
  Income (loss) before income taxes                $ (3,367)      $  6,334      $ 20,151      $ 47,499      $ 50,645
  Fixed charges per below                             2,609          5,420        12,142        29,453        31,093
  Less: capitalized interest per below                   --             --            --            (8)         (213)
  Current period amortization of
    interest capitalized in prior periods                --             --            --            --            --
                                                   --------       --------      --------      --------      --------

  Total earnings                                   $   (758)      $ 11,754      $ 32,293      $ 76,944      $ 81,525
                                                   ========       ========      ========      ========      ========

Fixed charges and preferred stock dividends:
  Interest expense                                 $  1,957       $  3,458      $ 11,531      $ 28,705      $ 30,045
  Capitalized interest                                   --             --            --             8           213
  Interest portion of rent expense                       63            197           611           740           835
  Preferred dividend requirements                       589          1,765            --            --            --
                                                   --------       --------      --------      --------      --------

  Total fixed charges and preferred
    stock dividends                                $  2,609       $  5,420      $ 12,142      $ 29,453      $ 31,093
                                                   ========       ========      ========      ========      ========

Ratio of earnings to combined fixed
  charges and preferred stock dividends                  --            2.2           2.7           2.6           2.6
                                                   ========       ========      ========      ========      ========

Dollar amount of deficiency
  below 1.0                                        $  3,367       $     --      $     --      $     --      $     --
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